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                                                                      Exhibit aa

                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                     TCW CONVERTIBLE SECURITIES FUND, INC.


          TCW CONVERTIBLE SECURITIES FUND, INC., A Maryland corporation registered as a closed-end investment company under the Investment Company Act of 1940, as amended, having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article VI, Subparagraph (1) of the Articles of Incorporation is hereby replaced by the following:

                                   ARTICLE VI

          (1) The total number of shares of capital stock which the Corporation will have the authority to issue is Seventy Five Million (75,000,000) shares, of the par value of one cent ($0.01) per share and of the aggregate per value of Seven Hundred Fifty Thousand Dollars ($750,000), all of which shares are designated common stock.

SECOND: Prior to this Amendment to its Articles of Incorporation, the Corporation had the authority to issue Fifty Million (50,000,000) shares, of the par value of one cent ($0.01) per share and of the aggregate par value of Five Hundred Thousand Dollars (500,000), all of which shares were designated common stock.

THIRD: The amendment was approved by a majority of the entire Board of Directors of the Corporation and the shareholders of the Corporation.

          IN WITNESS WHEREOF, TCW Convertible Securities Fund, Inc. has caused these Articles of Amendment to be executed by its Senior Vice President and witnessed by its Secretary on this 26th day of March 2001. The Senior Vice President of the Corporation acknowledges that the Articles of Amendment are the act of the Corporation, and that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects, and that this statement is made under the penalties of perjury.

                                       TCW CONVERTIBLE SECURITIES FUND, INC.



ATTEST:  /s/ Philip K. Holl            By:  /s/ Alvin R. Albe, Jr.
         ------------------                 ----------------------
         Philip K. Holl                     Alvin R. Albe, Jr.
         Secretary                          Senior Vice President